Exhibit (d)(8)

EXECUTION COPY

CENTERLINE HOLDING COMPANY

625 Madison Avenue

New York, NY 10022

February 26, 2010

Entities Listed on Schedule I

c/o Bank of America Merrill Lynch

2 World Financial Center, 36th Floor

New York, New York 10281

Attention: Mr. Michael A. Solomon

   Senior Vice President

Re:	Exchange of Shares of Centerline Holding Company

Dear Michael:

Reference is made to each Exchange Agreement of even date herewith (each an “Exchange Agreement” and collectively, the “Exchange Agreements”) between each of the entities listed on Schedule I (collectively, the “Holders” and each, a “Holder”) and Centerline Holding Company (the “Company”) and the transactions contemplated thereby. It is a condition to each Holder entering into an Exchange Agreement that the Company and Paul, Hastings, Janofsky & Walker LLP (solely in its capacity as Escrow Agent, with respect to Section 1 below) shall have entered into this letter agreement (this “Agreement”) in favor of each Holder. Capitalized terms used herein and not defined herein shall have the meanings ascribed in the Exchange Agreements.

This shall confirm the following:

1.	Release of Escrowed Documents

The Escrow Agent agrees that it will not release the escrowed documents from escrow under Section 6(c) of the Exchange Agreements or otherwise unless the Escrow Agent shall have received a certificate, executed by a duly authorized trustee or officer of the Company, certifying that:

(a)           Upon the Transaction Closing Date, all of the Holders own collectively not less than 7.90% of all of the issued and outstanding shares of the Company on a fully diluted, as converted basis;

(b)           Upon the Transaction Closing Date, the Company’s liability in respect of all secured indebtedness does not exceed the sum of (i) $137,500,000; (ii) up to $37,000,000 of indebtedness under a revolving credit facility (including availability to issue letters of credit) and (iii) up to $100,000,000 of indebtedness under agency warehouse financing facilities (including ASAP Plus);

(c)           Upon the Transaction Closing Date, the Company has no past due monetary obligations (other than trade payables) under any contract, agreement, lease, instrument or other document to which it is a party or which is applicable to the Company or any of its assets in each case not exceeding $25,000; and

(d)           Upon the Transaction Closing Date, the Company has no liabilities in respect of any material unsecured indebtedness other than trade payables or contingent liabilities.

2.	Anti-Dilution

The Company agrees that until the expiration of the Lock-Up Period (as defined in that certain letter regarding the Lock-Up Agreement between the Company and the Holders of even date herewith): (a) the Company shall not issue additional (i) Common Shares, (ii) securities that have economic and voting rights equivalent to Common Shares or (iii) securities that are exercisable or exchangeable for, or convertible into, Common Shares or securities that have economic and voting rights equivalent to Common Shares, if any such issuance referred to in clause (i), (ii) or (iii) would cause the Holders' percentage ownership interest in the outstanding Common Shares of the Company (on a fully diluted, as exercised, exchanged and converted basis) to be less than 7.67% in the aggregate (such percentage ownership, the “Percentage Ownership”) (it is understood that the Percentage Ownership shall be calculated as if any securities that have economic and voting rights equivalent to Common Shares and any securities that are exercisable or exchangeable for, or convertible into such securities were, in fact, Common Shares); and (b) in the event of any merger, consolidation, recapitalization, reorganization or reclassification involving the Company or a sale of all or substantially all of the Company’s assets or other extraordinary transaction involving the Company, the Holder will be treated fairly, equitably and no different than every other common equityholder, including any equitable adjustment to the Holder’s Percentage Ownership in the Company (or any successor or acquiring or resulting company, whether in an asset sale, merger, triangular merger or otherwise) immediately after such transaction.

3.	Other Side Letters

The Company hereby agrees to provide to the Holders copies of all side letters or similar agreements (the “Other Agreements”) with other holders of Existing CRA Preferred Shares and the 11% Preferred Shares (collectively, “Existing Preferred Shares”) and will extend to each Holder, at its request, benefits and accommodations (the “Additional Benefits”) no less favorable (the “MFN”) than those extended to any other holder of Existing Preferred Shares (the “Other Holders”); provided, however, that no Holder shall be entitled to the MFN with respect to Additional Benefits requested by any Other Holder if (i) such Additional Benefits would give such Holder an unfair windfall or advantage because such Holder is combining benefits awarded to different Other Holders (and, if applicable, to such Holder pursuant to this Agreement) in Other Agreements with respect to the same category of benefits, but in such event the Company will give such Holder the opportunity to elect which benefit it will receive; or (ii) such Additional Benefits were given to the Other Holder to reflect legal requirements to which such Other Holder is subject if such legal requirements are not applicable to such Holder.

[signature pages follow]

No further action shall be required for these terms to become effective.

Very truly yours,

CENTERLINE HOLDING COMPANY

By:	/s/ Marc D. Schnitzer
Name: Marc D. Schnitzer
Title: President & CEO

ACKNOWLEDGED AND ACCEPTED:

BANK OF AMERICA, N.A.

By:	/s/ James W. Feild
Name: James W. Feild
Title: Senior Vice President

BANK OF AMERICA, N.A., SUCCESSOR BY MERGER
TO MBNA AMERICA (DELAWARE), N.A.

By:	/s/ James W. Feild
Name: James W. Feild
Title: Senior Vice President

FIA CARD SERVICES, N.A., SUCCESSOR BY MERGER
TO MBNA AMERICA BANK, N.A.

By:	/s/ James W. Feild
Name: James W. Feild
Title: Senior Vice President

MERRILL LYNCH COMMUNITY DEVELOPMENT
COMPANY, L.L.C., AS SUCCESSOR IN INTEREST TO
MERRILL LYNCH, BANK & TRUST CO., F.S.B.

By:	/s/ James W. Feild
Name: James W. Feild
Title: Senior Vice President

[Signature Page to Side Letter]

MERRILL LYNCH COMMUNITY DEVELOPMENT
COMPANY, L.L.C.

By:	/s/ Michael A. Solomon
Name: Michael A. Solomon
Title: FVP

ACKNOWLEDGED AND ACCEPTED
SOLELY WITH RESPECT TO SECTION 1:

PAUL, HASTINGS, JANOFSKY & WALKER LLP,
AS ESCROW AGENT

By:	/s/ Mark Schonberger
Name: Mark Schonberger
Title: Partner

[Signature Page to Side Letter]

SCHEDULE I

Signatories

Bank of America, N.A.

Bank of America, N.A., successor by merger to MBNA America (Delaware), N.A.

FIA Card Services, N.A., successor by merger to MBNA America Bank, N.A.

Bank of America, N.A., successor by merger to Merrill Lynch Bank & Trust co., FSB, as successor in interest to Merrill Lynch, Pierce, Fenner & Smith, Inc.

Merrill Lynch Community Development Company, L.L.C., as successor in interest to Merrill Lynch, Pierce, Fenner & Smith, Inc.